UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

October 5, 2016

Date of Report

(Date of earliest event reported)

SOCKET MOBILE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13810	94-3155066
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39700 Eureka Drive

Newark, CA 94560

(Address of principal executive offices, including zip code)

(510) 933-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d). Election of Director

Appointment of Independent Director

On October 5, 2016, Socket Mobile, Inc. (the “Company”) announced the appointment by its Board of Directors of Nelson C. Chan as an independent director. His appointment was effective on October 3, 2016 and is for the term expiring at the 2017 Annual Meeting of Stockholders. Mr. Chan will serve as a member of the Compensation Committee and the Nominating Committee.

Nelson C. Chan, 55, served as the Chief Executive Officer of Magellan Corporation from 2006 to 2008, a leader in the consumer, survey, GPS and OEM GPS navigation and positioning markets. From 1992 through 2006 he served in various senior management positions with SanDisk Corporation, a global leader in flash memory cards, the most recent as Executive Vice President and General Manager, Consumer Business. From 1983 to 1992 Mr. Chan held marketing and engineering positions at Chips and Technologies, Signetics, and Delco Electronics. Mr. Chan serves as an independent director on several public companies including Synaptics, a worldwide developer and supplier of custom-designed human interface solutions, Adesto Technologies, a developer of innovative, low-power memory solutions, and Decker Brands, a global leader in designing, marketing and distributing footwear, apparel and accessories. Mr. Chan also serves on the board of directors of several private companies. Within the past five years, Mr. Chan previously served on the boards of Outerwall Inc.,a provider of automated retail solutions, and Affymetrix, which developed, manufactured and sold products and services for genetic analysis to the life science research and clinical healthcare markets. Mr. Chan holds a Bachelor of Science degree in Electrical and Computer Engineering from the University of California at Santa Barbara and a Master’s degree in Business Administration from Santa Clara University in San Jose, California.

A copy of the press release dated October 5, 2016 is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated October 5, 2016, announcing the appointment of Mr. Chan.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCKET MOBILE, INC.

Date: October 5, 2016	/s/ David W. Dunlap
David W. Dunlap Vice President, Finance and Administration and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated October 5, 2016, announcing the appointment of Mr. Chan.

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